PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
(TO PROSPECTUS DATED DECEMBER 15, 2000)               REGISTRATION NO. 333-45696


                            AKAMAI TECHNOLOGIES, INC.

                                ---------------

                        $300,000,000 PRINCIPAL AMOUNT OF
                     5 1/2% CONVERTIBLE SUBORDINATED NOTES
                                    DUE 2007

                               ------------------

                        2,598,077 SHARES OF COMMON STOCK
                           $0.01 PAR VALUE PER SHARE

    The information in this prospectus supplement concerning the selling securityholders supplements the statements set forth under the caption "Selling Securityholders" in the prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the prospectus. The information set forth under the caption "Selling Securityholders" in the prospectus is supplemented as follows:

                            SELLING SECURITYHOLDERS

     We originally sold the convertible notes on June 20, 2000 to Donaldson, Lufkin & Jenrette Securities Corporation, Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc. and Thomas Weisel Partners LLC. The initial purchasers of the convertible notes have advised us that the convertible notes were resold in transactions exempt from the registration requirements of the Securities Act to (1) "qualified institutional buyers," as defined in Rule 144A of the Securities Act, and (2) a limited number of accredited investors in transactions exempt from registration under the Securities Act. These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the convertible notes and/or shares of the common stock issuable upon conversion of the convertible notes pursuant to this prospectus.

     The convertible notes and the shares of common stock issuable upon conversion of the convertible notes are being registered in accordance with the registration rights agreement. Pursuant to the registration rights agreement, we are required to file a registration statement with regard to the convertible notes and the shares of our common stock issuable upon conversion of the convertible notes and to keep the registration statement effective until the earlier of:

     (1) the sale of all the securities registered pursuant to the registration rights agreement and

     (2) the expiration of the holding period applicable to these securities under Rule 144(k) under the Securities Act or any successor provision.

     The selling securityholders may choose to sell convertible notes and/or the shares of common stock issuable upon conversion of the convertible notes from time to time. See "Plan of Distribution."

     The following table sets forth:

     (1) the name of each selling securityholder who has provided us with notice as of the date of this prospectus pursuant to the registration rights agreement that they may intend to sell or otherwise dispose of convertible notes and/or shares of common stock issuable upon conversion of the convertible notes pursuant to the registration statement,

     (2) the principal amount of convertible notes and the number of shares of our common stock issuable upon conversion of the convertible notes which they may sell from time to time pursuant to the registration statement, and

     (3) the amount of outstanding convertible notes and our common stock beneficially owned by the selling securityholder prior to the offering, assuming no conversion of the convertible notes.

     To our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates, during the three years prior to the date of this prospectus.

     A selling securityholder may offer all or some portion of the convertible notes and shares of the common stock issuable upon conversion of the convertible notes. Accordingly, no estimate can be given as to the amount or percentage of convertible notes or our common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their convertible notes since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

     The information contained under the column heading "Shares That May be Sold" represents shares issuable upon conversion of the principal amount of convertible notes listed and assumes conversion of the full amount of the convertible notes at the initial rate of $115.47 in principal amount of the convertible notes per share of the common stock.

                                         AMOUNT OF 5 1/2%    AMOUNT OF 5 1/2%
                                           CONVERTIBLE      CONVERTIBLE NOTES                 SHARES OF COMMON
                                         NOTES THAT MAY       OWNED BEFORE      SHARES THAT     STOCK OWNED
NAME                                         BE SOLD            OFFERING        MAY BE SOLD   BEFORE OFFERING
----                                    -----------------   -----------------   -----------   ----------------
AIG/National Union Fire Insurance.....    $    575,000        $    575,000           4,980             0
AIG SoundShore Opportunity Holding
  Fund Ltd. ..........................       5,250,000           5,250,000          45,466             0
AIG SoundShore Strategic Holding Fund
  Ltd. ...............................       4,750,000           4,750,000          41,136             0
Alexandra Global Investment Fund I
  Ltd.................................       4,000,000           4,000,000          34,641             0
Allstate Insurance Company ...........       1,600,000           1,600,000          13,856             0
Alta Partners Holdings, LDC...........       7,000,000           7,000,000          60,622             0
Argent Classic Convertible Arbitrage
  Fund (Bermuda) L.P. ................       3,000,000           3,000,000          25,981             0
Bank Austria Cayman Island, Ltd.......       3,000,000           3,000,000          25,981             0
Canyon Capital Arbitrage Master Fund,
  Ltd. ...............................       1,000,000           1,000,000           8,660             0
Canyon Value Realization (Cayman)
  Ltd. ...............................       8,770,000           8,770,000          75,950             0
Capital Markets Transactions, Inc. ...       2,000,000           2,000,000          17,321             0
Chrysler Corporation Master Retirement
  Trust...............................       2,680,000           2,680,000          23,209             0
CIBC World Markets....................      10,000,000          10,000,000          86,603             0
Clinton Riverside Convertible
  Portfolio Limited...................       3,500,000           3,500,000          30,311             0
Credit Research & Trading LLC.........       1,256,000           1,256,000          10,877             0
Credit Suisse First Boston
  Corporation.........................      15,775,000          15,775,000         136,616             0
Deephaven Domestic Convertible Trading
  Ltd. ...............................       5,000,000           5,000,000          43,301             0
Delaware PERS.........................       1,825,000           1,825,000          15,805             0
Delphi Financial Group, Inc. .........         300,000             300,000           2,598             0
Deutsche Bank Securities Inc. ........      72,549,000          72,549,000         628,293             0
Donaldson, Lufkin & Jenrette
  Securities Corp. ...................       1,125,000           1,125,000           9,743             0
First Union Securities Inc. ..........       1,050,000           1,050,000           9,093             0
Goldman Sachs and Company.............      27,165,000          27,165,000         235,256             0
GLG Market Neutral Fund...............      22,000,000          22,000,000         190,526             0
Hull Overseas Ltd. ...................         500,000             500,000           4,330             0
IBM Retirement Plan...................         250,000             250,000           2,165             0
ICI American Holdings Trust...........         975,000             975,000           8,444             0
Island Holdings.......................          35,000              35,000             303             0
Jefferies & Company, Inc. ............       7,300,000           7,300,000          63,220             0
JMG Capital Partners, LP..............       3,250,000           3,250,000          28,146             0
JMG Triton Offshore Fund, Ltd. .......      13,250,000          13,250,000         114,748             0
J.M. Hull Associates, L.P. ...........         500,000             500,000           4,330             0
J.P. Morgan Securities, Inc. .........      17,500,000          17,500,000         151,555             0
KBC Financial Products USA Inc. ......       2,750,000           2,750,000          23,816             0
Key Asset Management, Inc. as
  agent for The Victory Convertible
  Securities Fund.....................         700,000             700,000           6,062             0
Lehman Brothers International
  (Europe)............................       2,000,000           2,000,000          17,321             0
Massachusetts Mutual Life Insurance
  Company.............................       4,475,000           4,475,000          38,755           100
MassMutual Corporate Investors........       1,525,000           1,525,000          13,207             0
McMahan Securities Co. L.P. ..........          55,000              55,000             476             0
Morgan Stanley & Co. .................      15,000,000          15,000,000         129,904             0
Motion Picture Industry Health Plan --
  Active Member Fund..................         320,000             320,000           2,771             0


                                        AMOUNT OF 5 1/2%    AMOUNT OF 5 1/2%
                                           CONVERTIBLE      CONVERTIBLE NOTES                 SHARES OF COMMON
                                         NOTES THAT MAY       OWNED BEFORE      SHARES THAT     STOCK OWNED
NAME                                         BE SOLD            OFFERING        MAY BE SOLD   BEFORE OFFERING
----                                    -----------------   -----------------   -----------   ----------------
Motion Picture Industry Health Plan --
  Retiree Member Fund.................         155,000             155,000           1,342             0
Nalco Chemical Company................         225,000             225,000           1,949             0
New York Life Insurance Company.......       7,000,000           7,000,000          60,622             0
NYSKOPUNARSJODUR......................          50,000              50,000             433             0
OCM Convertible Limited Partnership...          80,000              80,000             693             0
OCM Convertible Limited Trust.........       1,185,000           1,185,000          10,262             0
Pacific Life Insurance Company........         500,000             500,000           4,330             0
R(2) Investments, LDC.................       5,000,000           5,000,000          43,301             0
Robertson Stephens....................      10,000,000          10,000,000          86,603             0
Sagamore Hill Hub Fund, Ltd. .........       5,000,000           5,000,000          43,301             0
San Diego County Employee's Retirement
  Association.........................         250,000             250,000           2,165             0
St. Albans Partners Ltd. .............       1,050,000           1,050,000           9,093             0
Starvest Combined Portfolio...........         700,000             700,000           6,062             0
State Employees' Retirement Fund of
  the State of Delaware...............       1,355,000           1,355,000          11,735             0
State of Connecticut Combined
  Investment Funds....................       2,995,000           2,995,000          25,937             0
State of Oregon -- Equity.............       5,900,000           5,900,000          51,096             0
TCW Group, Inc.  .....................       6,140,000           6,140,000          53,174             0
Tribeca Investments, L.L.C.  .........      27,500,000          27,500,000         238,157             0
Value Realization Fund, LP............       6,350,000           6,350,000          54,993             0
Value Realization Fund B, LP..........         300,000             300,000           2,598             0
Vanguard Convertible Securities Fund,
  Inc. ...............................       3,330,000           3,330,000          28,839             0
Zeneca Holdings Trust.................         750,000             750,000           6,495             0
Zurich HFR Master Hedge Index Ltd. ...         600,000             600,000           5,196             0

_____________________________

     If, after the date of this prospectus, a securityholder notifies us pursuant to the registration rights agreement of its intent to dispose of convertible notes pursuant to the registration statement, we may supplement this prospectus to include that information.

     The date of this prospectus supplement is May 22, 2001.